Exhibit 10.24

Execution Version

Insurance Services and Products Agreement

Parties:	FWD Life Insurance Company (Bermuda) Limited
(Service Provider)

HKT Services Limited (Service Recipient)

Date:	24 December 2020

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Execution Version

CONTENTS
1.	Definitions & Interpretation:	3
2.	Conditional Agreement:	5
3.	Term:	5
4.	Supply of Services:	5
5.	Annual Cap:	5
6.	Service Fees:	6
7.	Modification:	6
8.	Taxes:	6
9.	Records:	6
10.	Limitation of Liability:	7
11.	Termination and Expiry:	7
12.	Compliance with Laws:	8
13.	Costs:	8
14.	Intellectual Property Rights:	8
15.	Confidential Information:	8
16.	Personal Data Privacy:	8
17.	Warranties & Exclusions:	9
18.	Sub-contracting:	9
19.	Assignment:	9
20.	Force Majeure:	9
21.	General Provisions:	9

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Execution Version

Insurance Services and Products

Agreement

Date    :         24 December 2020

THIS AGREEMENT ("Agreement") is made as of the Effective Date between:

Parties:

(1)	The person or company named or described in Item 1 of Schedule 1 and includes its permitted assigns and transferees (the "Service Provider"); and

(2)	The person or company named or described in Item 2 of Schedule 1 and includes its permitted assigns and transferees (the "Service Recipient"),

(each a "Party" and collectively the "Parties")

Recitals:

The Service Provider has agreed to supply or procure other SPG Companies to supply to the Service Recipient or other SRG Companies the services and other deliverables as more particularly described in and upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.        Definitions & Interpretation:

1.1	Definitions: The following definitions apply:

Agreement means this agreement and the Schedule(s) including all subsequent amendments as may be mutually agreed between both Parties from time to time.

Annual Cap means in respect of a Service Year, the maximum aggregate annual value of the services provided under this Agreement and other applicable agreement(s) as set out in the announcements of PCCW Limited and HKT Limited pursuant to the Listing Rules.

Business Day means a day other than a Saturday, Sunday or a public holiday in Hong Kong. Condition has the meaning given in Clause 2.

Deliverables means any and all goods, equipment, fixtures, works and materials to be developed, prepared or supplied by the relevant SPG Company, its employees, agents or sub-contractors in relation to the Services. Effective Date means the date of this Agreement.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Intellectual Property Rights means any patent right, design right, copyright, database right, trademark or trade name (whether or not registered), and any pending applications relating to the foregoing, web site address, trade secrets, know-how, and all other intellectual property rights which may exist in any part of the world.

Law means any law, ordinance, regulation or code or any lawful declaration, decision, notification, determination, opinion, order, licence, licence condition or direction made by any Regulatory Authority, and includes Privacy Laws.

License means a license issued by a Regulatory Authority regulating the Services and/or business of the relevant SPG Company or the relevant SRG Company.

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

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INSURANCE SERVICES AND PRODUCTS AGREEMENT

Personal Data has the same meaning as given in the Personal Data (Privacy) Ordinance (Cap. 486) of the laws of Hong Kong.

Privacy Law means any requirement, obligation or duty contained in any Law or License applicable to or protecting the privacy of individuals and their personal information.

Regulatory Authority means a government or a governmental, semi-governmental or judicial entity or authority in Hong Kong and includes a self-regulatory organisation established under statute or a stock exchange (including The Stock Exchange of Hong Kong Limited) and any person, office, agency of department having regulatory authority in Hong Kong in respect of the Services and/or business of the relevant SPG Company or the relevant SRG Company.

Regulatory Compliance means compliance with the relevant requirements applicable to connected transactions under the Listing Rules.

Schedule means a schedule to this Agreement, as may be modified from time to time.

Service Fees means the service fees payable by the relevant SRG Company to the SPG Company under this Agreement and/or the Specific Agreements.

Service Levels means the detailed performance standards and other requirements in respect of the supply of the Services set out in Schedule 3, as may be modified under Clause 7.

Service Provider Group means FWD Limited, FWD Group Limited and their respective and its direct and indirect Subsidiaries.

Service Recipient Group means HKT Limited (a company incorporated in the Cayman Islands) and its direct and indirect Subsidiaries.

Service Year means a calendar year of the Term.

Services means the services described in Schedule 2, as may be modified under Clause 7 and includes the Deliverables.

Specific Agreement means an existing agreement entered into before the date of this Agreement or a future agreement to be entered into after the date of this Agreement between the Parties or between a SPG Company and SRG Company in respect of the Services, including without limitation order forms or purchase orders (which, for the avoidance of doubt, shall include without limitation those agreements listed in Schedule 5); and Specific Agreements shall be construed accordingly.

SPG Company means a member of the Service Provider Group.

SRG Company means a member of the Service Recipient Group.

Subsidiaries, of a company, shall mean its subsidiaries as defined under the Companies Ordinance (Cap. 622 of the laws of Hong Kong) or the Listing Rules, and other companies considered by The Stock Exchange of Hong Kong Limited as its subsidiaries.

Term has the meaning given in Clause 3.

1.2	Interpretation: Except in a Schedule, headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise:

(a)	Words importing the singular include the plural and vice versa.

(b)	A reference to a Clause, Schedule or attachment is a reference to a clause of, schedule or attachment to, this Agreement.

(c)	A reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law, civil law or equity, or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced.

(d)	A reference to a document includes all amendments or supplements to that document, or replacement or novation of it.

(e)	HK dollars, dollars, HK$ or HKD is a reference to the lawful currency of Hong Kong.

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INSURANCE SERVICES AND PRODUCTS AGREEMENT

(f)	A reference to the words "includes", "including" or "example" are references without limitation.

2.	Conditional Agreement:

This Agreement and the obligations of the Parties under this Agreement shall be subject to and conditional upon Regulatory Compliance in respect of this Agreement (the "Condition"). If the Condition is not fulfilled before 31 December 2020 (or such later date as the Parties may agree), this Agreement shall be of no effect without the necessity for either Party giving any notice to that effect and there shall be no claim under or in connection with this Agreement by either Party against the other.

3.        Term:

Subject to Clause 2, the term of this Agreement commences on the Effective Date and continues until 31 December 2022, unless earlier terminated in accordance with Clause 11 (the "Term").

4.        Supply of Services:

4.1	The Service Provider will supply or procure other SPG Companies to supply of the Services to the Service Recipient or other SRG Companies with due care and skill in accordance with the provisions of this Agreement and/or the Specific Agreements in compliance with Laws.

4.2	The Service Provider agrees to provide the Services in accordance with the Service Levels.

4.3	The Service Provider shall ensure that all of its personnel who provides the Services are properly trained and competent, fully supervised at all times and possess suitable skills, knowledge and experience for the delivery of the Services. The Service Provider shall also ensure that all of its personnel who provides the Services are appropriate screened in accordance with the Service Provider’s policies and procedures and otherwise in accordance with good industry practice.

4.4	Where any Service is provided by a SPG Company (other than the Service Provider) to a SRG Company (other than the Service Recipient):

(a)	the relevant invoice shall be issued by such SPG Company providing the Service to the relevant SRG Company which shall pay for the Service;

(b)	such SPG Company shall and the Service Provider shall procure such SPG Company to provide Services to the SRG Company, and such SPG Company shall be entitled to enter into Specific Agreement(s) directly with the relevant SRG Company in its own capacity for such Services;

(c)	the applicable provisions of this Agreement shall apply, mutatis mutandis, to such Services provided by such SPG Company to the relevant SRG Company under this Agreement;

(d)	any breach of this Agreement by the relevant SRG Company shall be deemed to be the breach of this Agreement by the Service Recipient; and

(e)	any breach of this Agreement by the relevant SPG Company shall be deemed to be the breach of this Agreement by the Service Provider.

5.        Annual Cap:

5.1	The Parties agree that aggregate annual value of the Services provided in each Service Year under the Agreement and the Specific Agreements shall not result in the Annual Cap in respect of that Service Year being exceeded.

5.2	In the event that the aggregate annual value of the Services provided in a Service Year results in the Annual Cap being exceeded, such transactions and their aggregate annual value will be subject to Regulatory Compliance.

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6.        Service Fees:

In consideration of the supply of the Services, the relevant SRG Company receiving Services shall pay the Service Fees determined in accordance with Schedule 4 of this Agreement and the Specific Agreements.

7.        Modification:

7.1	All modifications or amendments to this Agreement must be in writing and signed by both Parties and must specify which Clauses and Schedules are intended to be amended.

8.        Taxes:

8.1	Unless otherwise provided for in a Specific Agreement, the relevant SRG Company shall pay any applicable goods and services tax, value added tax, sales tax, business tax or any other similar taxes, duties or service fees on its payments to the SPG Company in accordance with applicable Law. All other taxes, including any taxes that are imposed on the profits, income, property or capital of a SRG Company or SPG Company or taxes imposed by reason of being incorporated in Hong Kong or the carrying on a business in Hong Kong by the SRG Company or the SPG Company shall be paid by the SRG Company or the SPG Company respectively and shall not be passed through to each other.

8.2	If a SRG Company is required by Law to make a tax deduction or withholding (“Tax Deduction”) from any payment to be made to the SPG Company under this Agreement, no additional payment will be made to the SPG Company and the relevant SRG Company will make the Tax Deduction to the relevant taxing authority any payment requirement in connection with that Tax Deduction, within the time allowed by relevant Law, from any amounts that are paid or payable to the SPG Company, including amounts that are paid or payable after the initial obligation to withhold arises.

8.3	Within ten (10) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction the relevant SRG Company shall provide the SPG Company with such receipts or certificates, evidencing the deduction and payment of tax made to the relevant taxation authority under Clause 8.2.

8.4	It is currently assumed that the relevant SPG Company and the SRG Company to be providing / receiving the Services are both companies incorporated in Hong Kong. Where any part of the Services is provided by or received by a company incorporated outside Hong Kong, the relevant SPG Company and the SRG Company shall further agree on any appropriate tax-related provisions that shall be included in the Specific Agreements in respect of such part of the Services.

9.        Records:

9.1	Each Party shall keep and maintain accurate records relating to the Services performed and records detailing the Services ordered by the relevant SRG Company and calculation of invoiced Service Fees.

9.2	Each Party will upon reasonable request of the other Party, provide copies of such records to the other Party as may be reasonably necessary to verify the performance of the Services and the calculation of the Service Fees, in accordance with the provisions of this Agreement.

9.3	Each Party agrees that it will fully co-operate with the other Party in respect of provision of information as may be required by Law or any Regulatory Authority to which jurisdiction the other Party or its holding company is subject. Without affecting the generality of the above and for the avoidance of doubt, so long as a Party's holding company remains listed on The Stock Exchange of Hong Kong Limited, the other Party shall allow the auditors of the first-mentioned Party sufficient access to their records for the purpose of reporting on the transactions contemplated under this Agreement or for the purpose of compliance with Listing Rules.

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10.	Limitation of Liability:

10.1	Nothing in this Agreement excludes or limits a Party's liability under or in connection with this Agreement in respect of death or personal injury caused by the Party's negligence. Nothing in this Clause 10 limits the relevant SRG Company’s obligation to pay the Service Fees.

11.	Termination and Expiry:

11.1	Early Termination:

Either Party may terminate this Agreement without cause by giving the other Party at least 6 months’ prior written notice.

11.2	Termination on Default:

A Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a)	such other Party has breached a material term of this Agreement and has not remedied such breach within fourteen (14) days of written notice from the terminating Party; or

(b)	such other Party (i) has a receiver or an administrative receiver appointed or passes a resolution for winding-up (other than for the purposes of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect; (ii) becomes subject to an administrative order or enters into any voluntary arrangement with its creditors; or (iii) ceases or threatens to cease to carry on business or analogous event in the jurisdiction in which such other Party is incorporated; or

(c)	the Service Provider or any SPG Company is prohibited from supplying all the Services under any applicable law.

11.3	Termination due to Force Majeure Event:

A Party may by written notice to the other Party, terminate this Agreement if a delay in the performance of a material obligation of either Party due to a Force Majeure Event extends for more than 90 consecutive days.

11.4	The expiry or termination of this Agreement shall not, by itself, affect the validity and effectiveness of the Specific Agreements. Upon the expiration or termination of this Agreement, the respective SRG Company and the SPG Company shall continue to perform their obligations under the Specific Agreements, provided that if such performance results or is reasonably expected to result in any non-compliance with the Listing Rules by any SRG Company, the relevant SRG Company and the SPG Company shall discuss in good faith for the necessary amendments to the Specific Agreements, failing which the relevant SPG Company shall be entitled to terminate the relevant Specific Agreements by notice at any time.

11.5	The expiration or termination of this Agreement shall:

(a)	not operate as a waiver of any breach by a Party of any of its provisions;

(b)	be without prejudice to any rights, liabilities or obligations which a Party has accrued up to the date of expiration or termination; and

(c)	not extinguish or otherwise affect the provisions of this Agreement which by their nature survive such expiration or termination.

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12.      Compliance with Laws:

Each Party agrees at its cost and expense to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary licenses or permits for its business and to comply with all Laws, regulations, ordinances and codes applicable to such Party or its business.

13.      Costs:

Except as otherwise provided in this Agreement, each Party will bear its own costs in performing this Agreement.

14.      Intellectual Property Rights:

Save as may be otherwise agreed in writing from time to time under the Specific Agreements, the Intellectual Property Rights in respect of all data, documentation, reports and all other information created, developed, written, derived from, subsisting in, used, provided or produced by a Party in the course of or pursuant to this Agreement shall vest and remain vested in that Party solely.

15.      Confidential Information:

15.1	Each Party shall keep secret and confidential any and all written and/or oral information of any kind relating to this Agreement (including the terms and existence of this Agreement) or the supply of Services whether obtained from the other Party or otherwise before or after the execution of this Agreement.

15.2	A receiving Party may only disclose the same to those of its employees or sub-contractors directly involved with the Services, only to the extent necessary for each of them to perform their duties and only if such persons agree to keep the information confidential.

15.3	The foregoing obligations shall not apply, however, to any part of such information which:

(a)	was already in the public domain or which becomes so through no fault of the receiving Party,

(b)	was already known to the receiving Party prior to receipt of the information from the disclosing Party;

(c)	was disclosed to the receiving Party by a third party owing no duty of confidentiality towards the disclosing Party in respect of the information;

(d)	is approved for release by prior written authorization by the disclosing Party; or

(e)	is required to be disclosed by Law, pursuant to a judicial order or a request from a stock exchange on which either of the Parties or its direct or indirect holding company is listed.

15.4	Subject to the provisions in Clause 15.3, these obligations of confidentiality shall continue during the Term and for two (2) years after the expiration or termination of this Agreement.

16.      Personal Data Privacy:

Where supply of the Services involves the handling of Personal Data, the Parties shall handle, collect, process and generate the Personal Data in accordance with the Privacy Law.

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17.	Warranties & Exclusions:

17.1	Warranties:

Each Party warrants and represents that:

(a)	it has all requisite rights, licenses, power and authority to enter into and perform its obligations and to grant the rights and licenses to the other Party, as set out in this Agreement; and

(b)	its execution of and performance under this Agreement does not conflict with, cause or constitute a default under any order, decree, judgment, agreement, arrangement, understanding or instrument to which it is, or will be, a party or is otherwise bound or is otherwise applicable to it.

17.2	Exclusions:

Except as expressly set forth in this Clause 17 and except as otherwise required by Law, neither Party makes, and each Party specifically excludes, any warranties, express or implied, under this Agreement, including any warranty of merchantability, fitness for a particular purpose, title and non-infringement, and warranties implied from course of dealing or performance.

18.	Sub-contracting:

The Service Provider shall not sub-contract the whole or any part of the Services to any third party except with the prior written consent of the Service Recipient. In the event the Service Provider sub-contracts the whole or any part of the Services pursuant to this clause 18the Service Provider shall be fully responsible in all respects for the performance of the Services despite sub-contracting the performance of any part of the Services. The contract between the Service Provider and the sub-contractor shall not purport to release the Service Provider from any of its obligations under this Agreement.

19.	Assignment:

19.1	The Service Recipient shall not, except with the prior consent in writing of the Service Provider, assign, novate or otherwise transfer the Service Recipient's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any SRG Company. Any such transferee shall also have the benefit of this Clause as if such transferee was named as the Service Recipient in this Agreement.

19.2	The Service Provider shall not, except with the prior consent in writing of the Service Recipient, assign, novate or otherwise transfer the Service Provider's rights, title, benefits, interest, duties, obligations and liabilities under this Agreement to any SPG Company. Any such transferee shall also have the benefit of this Clause as if such transferee was named as the Service Provider in this Agreement.

19.3	Upon receiving any notice from the Service Recipient under Clause 19.1 or the Service Provider under Clause 19.2, the Parties shall do all such acts and things and execute all such documents as shall be reasonably required by the relevant transferor to effect such transfer.

20.	Force Majeure:

20.1	Neither Party will be responsible for any failure to perform its obligations under this Agreement (other than the obligation to pay money) due to reasons beyond its reasonable control, such as acts of God, war, riot, embargoes, earthquake, typhoons, inclement weather, epidemics, acts of civil or military authorities, service outages resulting from equipment and/or software failure and/or telecommunications failures, power failures or network failures that are beyond its reasonable control (each a "Force Majeure Event").

20.2	If a Party's performance will be delayed by a Force Majeure Event, it will notify the other Party in writing with an estimate of the date by which its performance will be resumed, and will diligently attempt to resume its performance.

21.	General Provisions:

21.1	Entire Agreement: This Agreement and the Specific Agreements together constitute the entire agreement between the Parties with respect to its subject matter, and supersedes all prior agreements and understandings with respect to its subject matter provided that, for the avoidance of doubt, this Clause shall not terminate or affect the validity or the terms of the Specific Agreement(s) between the Parties (or between the SPG Company and the SRG Company) with respect to the same subject matter which were entered into before the date of this Agreement. To the extent there is any conflict or inconsistency between the terms of this Agreement and the Specific Agreements, the Specific Agreements shall prevail, save for clause 5.

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21.2	Rights of third parties: Save for a SRG Company or a SPG Company, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement. No consent from the persons referred to in this clause is required for the Parties to vary or rescind this Agreement.

21.3	Governing Law: This Agreement will be governed by the laws of Hong Kong. All disputes in connection with this Agreement will be subject to the non-exclusive jurisdiction of the courts of Hong Kong.

21.4	Severability: If any provisions of this Agreement are found invalid by a tribunal of competent jurisdiction, they are to that extent deemed omitted without affecting the validity of the remaining provisions.

21.5	Survival: The Parties' rights and obligations, which, by their nature would continue beyond the expiration or termination of this Agreement, or where the context so requires, shall survive any such expiration or termination of this Agreement.

21.6	Waiver: Neither waiver of any particular breach or default, nor any delay in exercising any rights, will constitute a waiver of any subsequent breach or default.

21.7	Consent and Approval: Whenever this Agreement requires a Party's consent or approval, it will not be unreasonably withheld or delayed.

21.8	Notices: Each notice, demand, consent or other communication given or made under this Agreement shall be in writing and delivered or sent to the addresses or facsimile numbers set out in Schedule 1 and shall be deemed to have been delivered (a) if sent by post, five (5) Business Days after the date of mailing thereof; (b) if delivered in person, when actually delivered to the relevant address; and (c) if given or made by facsimile, upon receipt of a printed transmission report confirming receipt.

21.9	Independent Contractors: The relationship of the Service Provider and the Service Recipient is that of independent contractors. Nothing in this Agreement: (a) gives either Party the power to direct or control the day-to-day activities of the other Party; (b) constitutes the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (c) except as expressly provided herein, permits a Party to create or assume any obligation on behalf of the other Party.

21.10	Counterparts: This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together constitute one instrument.

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Execution:

Executed by the Parties as an agreement:

Signed for and on behalf of FWD Life Insurance Company (Bermuda) Limited
Signature:	[***]
Name:	[***]
Title:	[***]

Signed for and on behalf of HKT Services Limited
Signature:
Name:
Title:

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Execution:

Executed by the Parties as an agreement:

Signed for and on behalf of FWD Life Insurance Company (Bermuda) Limited
Signature:
Name:
Title:

Signed for and on behalf of HKT Services Limited
Signature:	[***]
Name:	[***]
Title:	[***]

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Schedule 1 (Contact Details)

1.	Service Provider:

FWD LIFE INSURANCE COMPANY (BERMUDA) LIMITED, a company incorporated in Bermuda whose registered office is at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton, HM 10, Bermuda with principle business address in Hong Kong at 28/F, FWD Financial Center, 308 Des Voeux Road Central, Hong Kong

Address for Notice:

FWD Life Insurance Company (Bermuda) Limited
Attention: [***]
36/F Hopewell Centre,
183 Queen’s Road East, Wan Chai, Hong Kong
Facsimile Number: [***]

2.	Service Recipient:

HKT SERVICES LIMITED, a company incorporated in Hong Kong whose registered office is at 39th Floor, PCCW Tower, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong

Address for Notice:

HKT Services Limited
Attention: [***]
39th Floor, PCCW Tower, Taikoo Place, 979 King's Road,
Quarry Bay, Hong Kong
Facsimile Number: [***]

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Schedule 2 (Services)

1.	Description of Services

1.1	Provision of insurance services and products.

1.2	Provision of such other insurance and related services as may be agreed by the respective SPG Company and SRG Company in writing from time to time.

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Schedule 3 (Service Levels)

1.	The Services shall be provided at such Service Levels to be agreed in the Specific Agreements.

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Schedule 4 (Service Fees)

1.	Service Fees

Service element:		Service Fees:
1.1	Life Insurance products and services:	To be determined with reference to the market rates for similar product or service to be agreed by the respective SRG Company and SPG Company under the Specific Agreements
1.2	General Insurance products and services:	To be determined with reference to the market rates for similar product or service to be agreed by the respective SRG Company and SPG Company under the Specific Agreements
1.3	Other services:	To be agreed by the respective SRG Company and SPG Company under the Specific Agreements

2.	Invoicing & Payment of Service Fees:

2.1	Unless otherwise provided for in a Specific Agreement, the Service Fees are payable within 30 days of receipt of a valid invoice issued by the relevant SPG Company.

2.2	The relevant SPG Company shall issue invoices directly to the relevant SRG Company which has received the Services.

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Schedule 5 (Specific Agreements)

1.	Group Life Insurance Policy for PCCW Limited and its affiliated companies with the policy period from 1/1/2018 to 31/12/2020 (policy no. [***]).

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